                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Unitrin, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                             One East Wacker Drive
                            Chicago, Illinois 60601

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 5, 1999

  The Annual Meeting of Shareholders of Unitrin, Inc. will be held on Wednesday, May 5, 1999, at 10:00 a.m. at The University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois 60611.

  The meeting is called for the following purposes:

    1. To elect a Board of Directors.

    2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 15, 1999 as the record date for determining those shareholders who will be entitled to notice of, and to vote at, the meeting. A list of such shareholders will be open to examination by any shareholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the Unitrin, Inc. corporate offices, One East Wacker Drive, Chicago, Illinois 60601.

                                          By Order of the Board of Directors
                                          Scott Renwick
                                          Secretary

March 29,1999

WHETHER OR NOT YOU ARE ABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ARE A SHAREHOLDER OF RECORD, YOU MAY ALSO PROVIDE A PROXY BY TELEPHONE OR THE INTERNET, AS DESCRIBED ON THE ACCOMPANYING PROXY CARD. IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK THE BOX PROVIDED ON THE ACCOMPANYING PROXY.

                           [LOGO OF UNITRIN, INC.]
       Corporate Offices: One East Wacker Drive, Chicago, Illinois 60601

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the issuer, Unitrin, Inc. ("Company"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 5, 1999, at 10:00 a.m. at The University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois, 60611, and at any adjournment thereof.

  Shares represented by proxies received before the meeting will be voted at the meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a proxy bearing a later date. Proxies also may be revoked by any shareholder present at the meeting who expresses a desire to vote in person. Proxies specifying a choice as to the election of directors will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted for election of the nominees specified on page 5. By returning a proxy (either by mail or by electronic means as described below), each shareholder will further authorize the persons named in such proxy to vote in their discretion as to such other items of business, if any, that may properly come before the meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum. Abstentions will have the effect of a vote against proposals brought before the meeting, but will not have an effect on the election of the directors. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a broker non-vote), those shares will be considered as present for quorum purposes on all matters. Broker non-votes will have no effect on any matter to be brought before the meeting, including the election of directors.

  In addition to returning a proxy card by mail, shareholders of record can also give proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are printed on the proxy cards being provided to shareholders of record. These procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions, and to confirm that shareholders' instructions have been recorded properly. Shareholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk that a shareholder's vote by either telephone or the Internet might not be properly recorded or counted because of an unanticipated electronic malfunction.

  The principal solicitation of proxies is being made by mail; however, additional solicitation may be made through direct communication with certain shareholders or their representatives by directors, officers and employees of the Company and its subsidiaries, who will receive no additional compensation therefor. The Company has retained the services of W.F. Doring & Co., Inc. ("Doring") to aid in the solicitation of proxies. Doring estimates that its fees and expenses will not exceed $10,000. The total expense of the solicitation will be borne by the Company and will include, in addition to the amounts paid to Doring, amounts paid to reimburse banks, brokerage firms and others for their expenses in forwarding soliciting material. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 29, 1999.

  On February 11, 1999, the Company's Board of Directors declared a 2-for-1 stock split of the Common Stock in the form of a dividend of one new share of Common Stock for each share of Common Stock outstanding on March 5, 1999, the record date for the dividend. The dividend was scheduled to be paid on or about March 26, 1999. Information relating to ownership of the Common Stock, as well as stock options, appearing in the tables and footnotes of this Proxy Statement has not been adjusted to reflect the effects of the stock split in order to facilitate the comparability of prior years' data.

                               VOTING SECURITIES

  March 15, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. On that date, there were 36,701,433 shares of the Company's common stock ("Common Stock") issued and outstanding and entitled to vote. The Company has no other voting securities outstanding. Each shareholder of record is entitled to one vote per share owned on all matters submitted to a vote of shareholders.

                           OWNERSHIP OF COMMON STOCK

  The following table shows the beneficial ownership of Common Stock as of March 15, 1999 (unless otherwise indicated) by: (i) each director, including directors who are also executive officers; (ii) each other executive officer named in the Summary Compensation Table on page 10; (iii) all directors and executive officers as a group; and (iv) each other person known by the Company to be the beneficial owner of more than five percent of the Common Stock. Unless otherwise indicated, to the Company's knowledge, the beneficial owner has both sole voting and sole dispositive powers with respect to the shares listed opposite his name.

                                          Amount and Nature of      Percent of
   Name                                   Beneficial Ownership      Class (1)
   ----                                   --------------------      ----------
   Directors
    James E. Annable                               15,000 (2)            *
    Reuben L. Hedlund                               9,000 (2)            *
    Jerrold V. Jerome                             289,740 (2)            *
    William E. Johnston, Jr.                        4,000 (2)            *
    George A. Roberts                             368,620 (3)           1.0
    Fayez S. Sarofim                            3,126,883 (4)           8.3
    Henry E. Singleton                          7,242,260 (5)          19.3
    Richard C. Vie--Chairman,
     President & CEO                              409,100 (2),(3)       1.1
   Named Executive Officers
    James W. Burkett                               92,886 (2)            *
    Eric J. Draut                                  45,200 (2)            *
    Donald G. Southwell                            80,100 (2)            *
   Directors and All Executive Officers
    as a Group (14 persons)                    11,773,974 (2)          31.4
   Other 5% Owners
    George Kozmetsky
    2815 San Gabriel Street
    Austin, TX 78705                            2,080,460 (6)           5.6

--------
(1) Based on the number of shares outstanding on the record date, March 15, 1999, plus shares deemed outstanding pursuant to rules of the Securities and Exchange Commission ("SEC"). An asterisk in this column indicates ownership of less than 1% of the outstanding Common Stock. Each outstanding share of Common Stock includes an attached right under the Company's shareholder rights plan adopted August 3, 1994. Among other provisions of the rights plan, if any person or group beneficially owns 15% or more of the Common Stock without approval of the Board of Directors, then each shareholder (other than the non-approved acquiror or its affiliates or transferees) would be entitled to buy Common Stock having twice the market value of the exercise price of the rights, which has been adjusted to $62.50 pursuant to the plan's provisions in order to reflect the Company's 2-for-1 stock split.

(2) Shares shown for the named executive officers and Messrs. Annable, Hedlund, Jerome and Johnston include shares which they have the right to acquire presently or within 60 days of the date of this Proxy Statement through exercise of stock options. The number of such acquirable shares for each of such persons is as follows: Annable (8,000); Hedlund (8,000); Johnston (4,000); Jerome (139,086); Vie (310,300); Burkett (80,252); Draut
    (35,710) and Southwell (73,809).
(3) Shares shown for Dr. Roberts include 11,215 shares owned by his wife with respect to which he disclaims beneficial ownership. Shares shown for Mr. Vie include 7,917 shares held by a trust, the trustee of which is his wife. Mr. Vie disclaims beneficial ownership of such shares.
(4) Based upon information as of December 31, 1998 contained in an amendment to a Schedule 13G filed by Mr. Sarofim with the SEC, Mr. Sarofim may be deemed to be the beneficial owner of 3,126,883 shares of Common Stock. Of such shares, Mr. Sarofim reported sole voting and dispositive powers as to 1,012,335 shares, shared voting power as to 1,887,772 shares and shared dispositive power as to 2,114,548 shares. Substantially all of the shares which are not subject to sole voting and dispositive powers are held in accounts managed by Fayez Sarofim & Co. (of which Mr. Sarofim is the majority shareholder) or by its wholly-owned subsidiaries, Sarofim Trust Co. and Sarofim International Management Company, or are owned directly by such companies for their own accounts. Fayez Sarofim & Co. maintains policies which preclude Mr. Sarofim from exercising voting and dispositive powers with respect to Common Stock held in accounts managed by Fayez Sarofim & Co. and its subsidiaries. Shares shown include 1,000 shares owned by members of Mr. Sarofim's family with respect to which he disclaims beneficial ownership. Mr. Sarofim's mailing address is Two Houston Center, Suite 2907, Houston, Texas 77010.
(5) Dr. Singleton's mailing address is 335 North Maple Drive, Beverly Hills, California 90210.
(6) Based upon information as of December 31, 1998 contained in an amendment to a Schedule 13G filed by Dr. Kozmetsky with the SEC, he may be deemed to be the beneficial owner of 2,080,460 shares of Common Stock. Of such shares, Dr. Kozmetsky reported sole voting and dispositive powers as to 2,050,000 shares. Dr. Kozmetsky disclaims beneficial ownership of 30,460 shares owned by his wife which are included as part of his holdings in this table.

                             ELECTION OF DIRECTORS

  Eight directors are to be elected at the meeting to serve for a term of one year or until the election of their successors. If any of the persons named below refuses or is unable to serve as a director (which is not anticipated), the persons named in the accompanying proxy reserve full discretion to vote for any or all other persons as may be nominated. The vote of the holders of a majority of the Common Stock having voting power present, in person or by proxy, is required for the election of any nominee as a director.

Business Experience of Nominees

  Following is a summary of the business experience during the last five years of each person nominated to be a director of the Company. References hereafter in this Proxy Statement to "Argonaut" are to Argonaut Group, Inc.

  James E. Annable, 55, has been a director of the Company since November 1993. He has been Senior Vice President and Chief Economist of Bank One Corporation and its predecessors for more than the last five years.

  Reuben L. Hedlund, 62, has been a director of the Company since November 1993. He has been a partner of the Chicago law firm of Hedlund Hanley & John for more than the last five years.

  Jerrold V. Jerome, 69, is a retired executive of the Company and has been a director of the Company since February 1990. He was Chairman of the Board of Directors from February 1994 through December 1998 and is currently a director of Argonaut.

  William E. Johnston, Jr., 58, has been a director of the Company since October 1997. Mr. Johnston has been President and Chief Operating Officer of Morton International, Inc., a manufacturer and marketer of specialty chemicals and salt, since October 1995. Prior thereto, he was Executive Vice President for Administration of Morton. Mr. Johnston is currently a director of Morton International.

  George A. Roberts, 80, is a retired executive and has been a director of the Company since February 1990. He is also a director of Argonaut.

  Fayez S. Sarofim, 70, has been a director of the Company since March 1990. He has been Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor, for more than five years. He is also a director of Argonaut and Imperial Holly Corporation.

  Henry E. Singleton, 82, is a rancher and investor and has been a director of the Company since February 1990. He is also a director of Argonaut.

  Richard C. Vie, 61, has been a director of the Company since March 1990, Chairman of the Board of Directors since January 1999 and President and Chief Executive Officer for more than the last five years.

  The Board of Directors recommends a vote "FOR" election of the nominees listed above as directors.

Committees and Meetings of the Board of Directors

  The committees of the Board of Directors are the Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee. The Company does not have a nominating committee.

  The Executive Committee, which met five times in 1998, consists of Dr. Singleton and Messrs. Jerome and Vie. The Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company except for certain powers which, under Delaware law, may be exercised only by the full Board of Directors.

  The Audit Committee, which met five times in 1998, consists of Messrs. Johnston and Hedlund and Dr. Roberts. The Audit Committee reviews the scope of the audit and non-audit assignments of the Company's independent auditors and related fees, the accounting principles applied by the

Company in financial reporting, the scope of internal auditing procedures and the adequacy of internal controls. The Audit Committee meets periodically with management, the independent auditors and the Company's internal auditors.

  The Compensation Committee, which met once in 1998, consists of Dr. Roberts and Messrs. Annable, Hedlund and Johnston. The Compensation Committee sets the cash compensation of the Company's executives, including its executive officers.

  The Stock Option Committee, which met four times in 1998, consists of Messrs. Annable, Hedlund and Johnston. The Stock Option Committee selects executives and other key employees of the Company and its subsidiaries to receive stock options pursuant to the Company's 1990 and 1997 Stock Option Plans and otherwise generally administers such plans.

  In 1998, the Company's Board of Directors met seven times and, except for Dr. Singleton and Mr. Sarofim, each director attended more than 75% of the meetings of the Board of Directors and committees of the Board on which he served.

Director Compensation

  Directors who are not employees of the Company receive an annual fee of $30,000 for service on the Board and a fee of $1,500 for each Board Meeting attended. All directors are reimbursed for travel expenses incurred in attending Board and committee meetings.

                              EXECUTIVE OFFICERS

  The following summarizes the business experience over the last five years of the Company's executive officers, other than Mr. Vie whose business experience is described on page 5. The executive officers serve at the pleasure of the Board of Directors.

  David F. Bengston, 50, has been a Vice President of the Company for more than the last five years.

  James W. Burkett, 69, has been a Vice President of the Company since February 1994 and has been head of the Unitrin Property and Casualty Insurance Group for more than the last five years.

  Eric J. Draut, 41, has been a Senior Vice President of the Company since February 1999, Chief Financial Officer since February 1997, Treasurer since April 1992 and was a Vice President between October 1997 and February 1999 and Controller from February 1990 to February 1997.

  Thomas H. Maloney, 67, has been Vice President of the Company since May 1996, was General Counsel from May 1996 until February 1999, and was Secretary from February 1990 to May 1996.

  Scott Renwick, 47, has been General Counsel of the Company since February 1999, Secretary since May 1996 and was Counsel between January 1991 and February 1999.

  Donald G. Southwell, 47, has been a Senior Vice President of the Company since February 1999, was a Vice President between May 1998 and February 1999 and has been head of the Unitrin Life and Health Insurance Group since March 1996. Prior thereto, he served as President of Prudential Insurance and Financial Services, an affiliate of Prudential Insurance Company of America.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following report on the compensation of executive officers for 1998 is submitted jointly by the Compensation Committee and the Stock Option Committee. Notwithstanding any general statement to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement into such filings, neither this Report nor the performance graph which follows on page 9 shall be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed under such Acts.

       Joint Report Of Compensation Committee and Stock Option Committee

  The Company compensates its executive officers with two principal forms of compensation: cash compensation and stock options. Cash compensation consists of base salary, performance-based bonuses and may include discretionary bonuses. Executive officers are eligible to receive stock options under the Unitrin, Inc. 1990 Stock Option Plan and the Unitrin, Inc. 1997 Stock Option Plan. Although the type and terms of options granted under these Plans may vary, the Stock Option Committee's current practice is to grant five-year, non-qualified options with exercise prices equal to the fair market value of the Common Stock on the date of grant and which become exercisable in four, equal annual installments beginning six months after the date of grant.

  Base salaries of the Company's executive officers depend on the Compensation Committee's subjective assessment of the individual officer's work performance with respect to such officer's normal job responsibilities. In its compensation deliberations in 1998, the Compensation Committee had available to it data which summarized the salary compensation of the chief executive officers and certain other senior officers of a group of insurance and diversified financial services companies, some of which are competitors of the Company. While the Compensation Committee noted these data in establishing the base salary compensation of the Company's Chief Executive Officer for 1998, such data were not determinative of his compensation and the Compensation Committee did not target a specific level within the range of such data for his 1998 compensation. Such data were not referenced in establishing the compensation of any of the Company's other executive officers, but it was noted that the salaries of the Company's executive officers were below those of the data presented. The level of Mr. Jerome's base salary for 1998 reflects the fact that he was a part-time employee of the Company prior to his retirement at year-end.

  On February 4, 1998, the Compensation Committee adopted a plan under which the Company's executive officers became eligible to receive cash bonuses based on attainment of designated corporate performance criteria (the "1998 Bonus Plan"). The 1998 Bonus Plan was approved by the Company's shareholders at the Annual Meeting held on May 13, 1998. For 1998, the Company's executive officers were eligible for cash bonuses of up to 35% of their base salaries (or 48.3%, in the case of the Chairman and the Chief Executive Officer) based on formulas adopted by the Compensation Committee at its February 1998 meeting. The formulas for participants with "line" responsibilities were based on growth in operating earnings of the business units they oversee. Formulas for participants with "staff" responsibilities were based on growth in earnings per share from operations. The formulas for the Chairman and for the Chief Executive Officer took each of the foregoing factors into account. With the following exception, the bonuses paid for 1998 to the executive officers named in the Summary Compensation Table were derived by application of the foregoing formulas using actual 1998 financial results. In addition to such formula bonuses, discretionary bonuses of $50,000 and $25,000 were awarded to Messrs. Vie and Draut, respectively, based on the Compensation Committee's subjective evaluation of such officers' work performance during 1998.

  The Stock Option Committee endorses the concept that the interests of the executive officers are more closely aligned with those of the shareholders through the award of stock options. The number of stock options granted to executive officers, including the Chief Executive Officer, is determined by the Stock Option Committee's subjective evaluation of the particular officer's ability to influence the long-term growth and profitability of the Company, given his particular job responsibilities. In light of the Chief Executive Officer's overall, day-to-day responsibility for the Company's operations and financial results, he would ordinarily be deemed to have the greatest ability to influence the long-term growth and profitability of the Company and would therefore generally receive a greater number of options than the other executive officers. In determining the number of stock options to grant a particular officer, the Stock Option Committee also takes into account the number of options already held by such officer. The Stock Option Committee has no predetermined goal for a particular level of stock ownership by its executive officers.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to its chief executive officer and any of its four other most highly compensated executive officers. Certain performance-based compensation is specifically exempt from the deduction limit. All stock options that have been granted to the Company's executive officers through the end of 1998 either are not subject to Section 162(m) (because they were granted prior to the effective date of such section) or qualify as performance-based compensation under Section 162(m), as interpreted by final regulations promulgated by the Internal Revenue Service thereunder, and therefore are not subject to the deduction limit under such section. The 1998 Bonus Plan is designed to qualify as a performance-based compensation program under Section 162(m) in order to preserve the Company's federal income tax deduction for bonuses paid thereunder.

     Compensation                                 Stock Option
     Committee of the Board of                    Committee of the Board
     Directors of Unitrin, Inc.                   Directors of Unitrin, Inc.


     James E. Annable                             James E. Annable


     Reuben L. Hedlund                            Reuben L. Hedlund


     William E. Johnston, Jr.                     William E. Johnston, Jr.

     George A. Roberts

                     Comparison of Cumulative Total Return
 Among Unitrin, Inc., Equity Market Index, Full Line Insurance Index, and S&P
                               MidCap 400 Index

  Graph assumes $100 invested on December 31, 1993 in the Company's Common Stock, Dow Jones Equity Market Index, Dow Jones Full Line Insurance Group, and Standard & Poor's MidCap 400 Index ("S&P MidCap 400") in each case with dividends reinvested. The Company has selected the S&P MidCap 400 as a broad-based equity market index in lieu of the Dow Jones Equity Market Index because the market capitalizations of the stocks in the S&P MidCap 400 more closely approximate the market capitalization of the Company. In the Company's view, the S&P MidCap 400 provides a more meaningful comparison to the Company than does the Dow Jones Equity Market Index, which is more heavily weighted with large capitalization stocks.


            Unitrin   Dow Jones Equity   Full line Insurance   S&P 400 Midcap
12/31/93        100                100                   100              100
12/31/94        102                101                    93               96
12/31/95        119                139                   145              126
12/31/96        145                171                   178              150
12/31/97        175                229                   247              199
12/31/98        201                293                   275              237

                    [Stock Performance Graph Appears Here]

                          Summary Compensation Table

                                                     Long Term
                                                    Compensation
                              Annual Compensation      Awards
                              --------------------  ------------
        Name and              Salary                                   All Other
   Principal Position    Year   ($)   Bonus ($)(1) Options (#)(2) Compensation ($)(3)
   ------------------    ---- ------- ------------ -------------- -------------------
Jerrold V. Jerome(4).... 1998 211,979    47,029       106,528             300
Chairman of the Board    1997 275,000   101,819       103,707             300
 (retired 12/31/98)      1996 268,750    85,000        37,742             300

Richard C. Vie.......... 1998 693,750   205,299       277,616             300
Chairman,
 President and Chief     1997 668,750   213,555       495,526             300
  Executive Officer      1996 612,500   150,000        78,662             300

Donald G. Southwell(5).. 1998 425,000   110,615        37,916             300
Senior Vice President

James W. Burkett........ 1998 368,750    94,545        81,419             300
Vice President           1997 338,750   119,680        99,667             300
                         1996 300,000    75,000        26,898             300

Eric J. Draut........... 1998 168,750    41,306        39,305             300
Senior Vice President,   1997 145,000    64,389        56,123             300
 Chief
 Financial Officer and   1996 126,750    30,000         4,667             300
 Treasurer

--------
(1) Cash bonuses are listed for the year earned, but are paid in the following year. All bonuses earned for 1996 were discretionary bonuses. Messrs. Jerome, Vie and Draut received discretionary bonuses of $25,000 each for 1997, and Messrs. Vie and Draut received discretionary bonuses of $50,000 and $25,000, respectively, for 1998. Such discretionary bonuses are included in the bonus totals in this table. All other bonus amounts reflected for 1997 and 1998 were formula-based bonuses under the 1997 and 1998 Bonus Plans for Senior Executives (see "Joint Report of Compensation Committee and Stock Option Committee" on page 7.)
(2) All options listed were granted pursuant to the Unitrin, Inc. 1990 and 1997 Stock Option Plans and include automatic grants of restorative options. (See footnote (1) to the option grant table on page 12.)
(3) The amounts shown in this column represent Company matching contributions to the named officers' accounts under the Company's 401K Savings Plan.
(4) Mr. Jerome retired as an officer and employee of the Company at the end of 1998. The level of Mr. Jerome's annual compensation for the years shown reflects his status as a part-time employee during such years.
(5) Mr. Southwell was elected a Vice President in May 1998. Data shown for Mr. Southwell is for the entire year.

                    Stock Option Grants in 1998 Fiscal Year

                           Individual Grants                            Grant Date Value
----------------------------------------------------------------------- ----------------
                                     Percent
                         Number of  of total
                         securities  options
                         underlying  granted
                          options      to                                  Grant Date
                          granted   employees Exercise price Expiration  Present Value
      Name                (#) (1)    in 1998    ($/sh) (2)      date         ($)(3)
      ----               ---------- --------- -------------- ---------- ----------------
Jerrold V. Jerome.......   15,000*    1.22%       72.50       05/13/03      135,549
                           12,151     0.99%       68.88       02/01/05       63,225
                           60,631     4.94%       68.88       04/30/00      315,481
                            4,384     0.36%       68.88       05/14/02       22,811
                           14,362     1.17%       68.88       01/28/02       74,730
Richard C. Vie..........    3,621     0.30%       64.25       01/28/02       18,717
                            9,428     0.77%       64.25       05/04/04       48,732
                           19,602     1.60%       65.13       05/04/04      102,701
                           31,482     2.57%       65.13       02/03/03      164,944
                            3,590     0.29%       65.13       01/28/02       18,809
                           33,358     2.72%       65.25       02/01/05      175,109
                            2,803     0.23%       70.56       01/28/02       15,975
                            1,516     0.12%       70.56       05/04/04        8,640
                           14,797     1.21%       70.56       02/03/03       84,331
                           70,000*    5.71%       72.50       05/13/03      632,562
                           15,670     1.28%       64.13       02/01/05       79,840
                           18,182     1.48%       69.25       05/14/02       95,121
                           13,176     1.07%       69.25       05/04/04       68,932
                           14,436     1.18%       69.25       04/30/00       75,523
                            3,723     0.30%       73.13       02/01/05       20,794
                            3,966     0.32%       73.13       02/03/03       22,152
                           18,266     1.49%       71.75       05/14/02      100,105
Donald G. Southwell.....   21,330     1.74%       65.13       05/01/06      111,754
                           10,000*    0.82%       72.50       05/13/03       90,366
                            6,586     0.54%       71.13       05/01/06       35,779
James W. Burkett........    8,990     0.73%       65.25       02/01/05       47,192
                            8,272     0.67%       65.25       05/04/04       43,423
                           12,971     1.06%       65.25       05/06/03       68,090
                           19,190     1.56%       65.25       12/19/01      100,736
                           20,000*    1.63%       72.50       05/13/03      180,732
                            3,937     0.32%       71.13       02/01/05       21,388
                            8,059     0.66%       71.13       05/14/02       43,781

                           Individual Grants                            Grant Date Value
----------------------------------------------------------------------- ----------------
                                     Percent
                         Number of  of total
                         securities  options
                         underlying  granted
                          options      to                                  Grant Date
                          granted   employees Exercise price Expiration  Present Value
      Name                (#) (1)    in 1998    ($/sh) (2)      date         ($)(3)
      ----               ---------- --------- -------------- ---------- ----------------
Eric J. Draut...........    2,649     0.22%       67.69       05/04/04       14,425
                            2,755     0.22%       67.69       04/30/00       15,002
                              731     0.06%       67.69       01/28/02        3,981
                            1,622     0.13%       67.69       05/06/03        8,833
                            2,228     0.18%       67.69       02/01/05       12,133
                           20,000*    1.63%       72.50       05/13/03      180,732
                            1,064     0.09%       61.94       02/01/05        5,236
                            2,228     0.18%       66.38       05/14/02       11,172
                            2,921     0.24%       66.38       01/28/02       14,647
                            2,148     0.18%       71.75       05/14/02       11,772
                              959     0.08%       71.75       05/06/03        5,256

--------
(1) All options granted to the named executive officers were granted under the Unitrin, Inc. 1990 and 1997 Stock Option Plans and include restorative options. Restorative options are granted when an option holder exercises a stock option and makes payment of the exercise price and/or the resulting tax obligations using shares of previously-owned Common Stock. In such a case, the option holder is granted a restorative option for the total number of shares used to make such payment. A restorative option becomes exercisable in full six months after the date of grant and expires on the same date as the original option. All option grants reflected in the table above are restorative options except for those marked with an asterisk. All options granted in 1998 were non-qualified options for federal income tax purposes.
  A restorative option is intended to enable an option holder to remain in essentially the same economic position with respect to potential appreciation of the Common Stock as if he or she had continued to hold the original option unexercised. As the following table illustrates, the grant of a restorative option does not result in an increase in the total number of options and shares held by the option holder.

       Net Change in Shares and Options Held by Named Executive Officers
                 Resulting From Grants of Restorative Options

                                                                      Net Change
                                                                       in Total
                                     Total                Restorative Shares and
                                    Options   Net Shares    Options    Options
   Name                            Exercised Received (A) Granted (B)    (C)
   ----                            --------- ------------ ----------- ----------
   Jerrold V. Jerome..............  102,641     11,113       91,528        0
   Richard C. Vie.................  222,783     15,167      207,616        0
   Donald G. Southwell............   30,141      2,225       27,916        0
   James W. Burkett...............   65,198      3,779       61,419        0
   Eric J. Draut..................   20,639      1,334       19,305        0

  --------
  (A) Represents shares received in option exercises after subtracting shares surrendered to pay the exercise prices and/or related tax withholding obligations.
  (B) Represents options granted to replace shares surrendered in connection with option exercises.
  (C) Represents the difference between (i) the total options exercised, and
      (ii) the sum of net shares received and the number of restorative options granted.
(2) Exercise prices were set in all cases at the fair market value of the Company's Common Stock on the date of grant.
(3) Grant date present values are based on the Black-Scholes option pricing model, which was applied using the following assumptions: (i) a weighted average expected volatility of 20%; (ii) a risk free rate of return equal to the yield on U.S. Treasury obligations with a maturity comparable to the term of the particular option; (iii) an expected life for restorative options of one year and 2.5 years for all other options; and (iv) a dividend yield of 4.39%, representing the average, annualized dividend yield on the Common Stock for the period from January 1, 1995 through December 31, 1998. No adjustments were made for the non-transferability of the options or the risk of their forfeiture. The Company's use of the Black-Scholes model should not be viewed as a forecast of the future performance of the Common Stock.

  Aggregated Option Exercises in 1998 Fiscal Year, and Fiscal Year-End Option
                                    Values

                                                                                     Value of unexercised
                                                           Number of securities      in-the-money options
                         Shares Acquired                  underlying unexercised         at FY-end ($)
                               on             Value        options at FY-end (#)   exercisable/unexercisable
          Name           Exercise (#)(1) Realized ($)(2) exercisable/unexercisable            (3)
          ----           --------------- --------------- ------------------------- -------------------------
Jerrold V. Jerome.......     102,641        1,367,324          47,558/112,778           250,083/  443,143
Richard C. Vie..........     222,783        1,715,038         222,881/182,419         1,267,337/  998,969
Donald G. Southwell.....      30,141          275,338          67,223/ 44,086           769,403/  675,366
James W. Burkett........      65,198          439,208          68,256/ 36,996           416,103/  187,498
Eric J. Draut...........      20,639          164,249          26,390/ 29,320           103,490/  128,116

--------

(1) Substantially all option exercises by the named executive officers in 1998 were exercises in which the officers surrendered previously acquired shares of Common Stock as payment for the exercises. (See footnote (1) to the option grant table on page 12.) The shares reflected in this column are the gross shares issued in the exercise transactions, without deduction of the shares surrendered as payment. The actual net increase in the number of shares held by these officers as a result of such transactions was as follows: Jerome (11,113); Vie (15,167); Southwell (2,225); Burkett (3,779); and Draut (1,334).
(2) The "value realized" represents the difference between the exercise price of the shares acquired and the market price of such shares on the date or dates of exercise, without regard to any related tax obligations.
(3) The value of unexercised in-the-money options is calculated by subtracting the applicable exercise price from $71.75 (the closing price of the Common Stock on December 31, 1998) and multiplying the resulting difference by the number of shares covered by the options in question.

Pension Plans

  The following table shows, for specified levels of average final compensation and years of credited service, the estimated annual benefits payable under the Company's tax-qualified retirement plan (the "Retirement Plan") and a related, non-qualified, supplemental executive retirement plan (the "supplemental plan"). Average final compensation represents the average annual covered compensation paid for the highest 60 consecutive months in the 120-month period ending three months prior to retirement. These benefit estimates assume retirement in 1999 at age 65 or older.

Unitrin, Inc. Retirement Plan For Salaried Employees 1999 Estimates


                                              Years of Credited Service
Average Final                        -------------------------------------------
Annual Compensation                     5       10       15       20      30+
-------------------                  ------- -------- -------- -------- --------
$  150,000.......................... $11,301 $ 22,601 $ 33,902 $ 45,202 $ 67,803
$  200,000..........................  15,426   30,851   46,277   61,702   92,553
$  250,000..........................  19,551   39,101   58,652   78,202  117,303
$  300,000..........................  23,676   47,351   71,027   94,702  142,053
$  350,000..........................  27,801   55,601   83,402  111,202  166,803
$  400,000..........................  31,926   63,851   95,777  127,702  191,553
$  450,000..........................  36,051   72,101  108,152  144,202  216,303
$  500,000..........................  40,176   80,351  120,527  160,702  241,053
$  550,000..........................  44,301   88,601  132,902  177,202  265,803
$  600,000..........................  48,426   96,851  145,277  193,702  290,553
$  650,000..........................  52,551  105,101  157,652  210,202  315,303
$  700,000..........................  56,676  113,351  170,027  226,702  340,053
$  750,000..........................  60,801  121,601  182,402  243,202  364,803
$  800,000..........................  64,926  129,851  194,777  259,702  389,553
$  850,000..........................  69,051  138,101  207,152  276,202  414,303
$  900,000..........................  73,176  146,351  219,527  292,702  439,053
$  950,000..........................  77,301  154,601  231,902  309,202  463,803
$1,000,000..........................  81,426  162,851  244,277  325,702  488,553
$1,050,000..........................  85,551  171,101  256,652  342,202  513,303

  The foregoing benefits are illustrated as straight-life annuities and are not subject to reduction for Social Security or other offset amounts.

  The years of credited service in the Retirement Plan as of December 31, 1998 for each of the Company's executive officers named in the Summary Compensation Table is as follows: Jerome (30), Vie (7), Southwell (2); Burkett (7), and Draut (7). Years of credited service for Mr. Jerome include years of service under a predecessor plan sponsored by Teledyne, Inc., the Company's former parent company. Compensation covered by the Retirement Plan is the participant's base salary and bonuses as defined in the Retirement Plan, but does not include compensation attributable to the exercise of stock options. For 1998, the covered compensation for the executive officers named in the Summary Compensation Table on page 10 is the total of their salary and bonus amounts, excluding the discretionary bonuses specified in footnote (1) to such table.

  Mr. Vie formerly participated in a defined benefit retirement plan sponsored by a subsidiary of the Company. His participation in that plan was suspended on January 1, 1992 and no further contributions will be made on his behalf; however, he will be entitled to benefits under the plan upon retirement based on contributions made through the end of 1991. Assuming retirement at age 65, Mr. Vie would receive annual benefits of $20,971.

Change of Control Arrangements

  The Company has entered into individual severance agreements with each of the Company's executive officers (the "Agreements"). The Agreements provide various severance benefits to such officers in the event their employment is involuntarily terminated (other than for cause, disability or death) or voluntarily terminated, in either case within one year after a change of control. Such benefits are also payable to such officers in the event their employment is involuntarily terminated (other than for cause, disability or death) or voluntarily terminated for certain specified reasons, in either case in anticipation of a change of control. A change of control is deemed to occur if, on or before December 31, 1999, any person acquires a majority of the voting power of the Common Stock, or the individuals who comprised the Company's Board of Directors on January 19, 1995 (i.e., all of the current directors except for Mr. Johnston), or any of the individuals they nominate, cease to comprise a majority of the Board. Each executive officer would be entitled under the Agreements to: (i) a lump sum severance payment based on a multiple (specified below) of his annualized salary; (ii) continuation for up to two years of the life and health insurance benefits that were being provided by the Company to such officer and his family immediately prior to termination; and (iii) outplacement services at the Company's expense, up to a maximum of $12,500. The Agreements contain identical terms and conditions, except that the severance compensation multiple is 2.99 for Mr. Vie and 2.0 for the other executive officers. The Agreements are not employment contracts. Severance benefits payable under the Agreements are to be grossed-up to the extent that a recipient would be subject to an excise tax under Section 4999 of the Internal Revenue Code (including any interest or penalties imposed with respect to such tax) due to the receipt of such benefits or any other benefits that constitute "excess parachute payments" for purposes of Section 280G of the Code. If severance benefits had become payable on December 31, 1998 as a result of a change of control on that date, no executive officers would have received such gross-ups except for Mr. Vie, who would have received a gross-up payment of approximately $866,000.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee (Messrs. Annable, Hedlund, Johnston and Dr. Roberts) or the Stock Option Committee (Messrs. Annable, Hedlund and Johnston) is a current or former officer or employee of the Company or any of its subsidiaries.

  For purposes of the transactions described below, the term "Company" is deemed to include such of the Company's direct and indirect subsidiaries as may have been parties to or participants in such transactions.

Argonaut Group, Inc.

  Four directors of the Company, Jerrold V. Jerome, George A. Roberts, Fayez
S. Sarofim and Henry E. Singleton, are also directors of Argonaut. As of February 16, 1999, executive officers and directors of the Company beneficially owned in the aggregate approximately 27.6% of the outstanding stock of Argonaut. During 1998, Argonaut provided the Company with investment trade execution services for which the Company paid $166,000. The Company charged Argonaut approximately $2.2 million in 1998 for data processing services based on actual usage of the Company's computers.

                             INDEPENDENT AUDITORS

  KPMG LLP has been selected as the Company's independent auditor for the year 1999. It is expected that a representative of KPMG LLP will be present at the meeting. Such representative may make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

  The management of the Company knows of no other matters that may come before the meeting. However, if any matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

                 SHAREHOLDER PROPOSALS IN CONNECTION WITH THE
                      2000 ANNUAL MEETING OF SHAREHOLDERS

  Pursuant to regulations of the Securities and Exchange Commission, shareholders who intend to submit proposals for inclusion in the Company's proxy materials for the 2000 annual meeting must do so no later than December 1, 1999. This requirement is independent of certain other notice requirements of the Company's Amended and Restated By-Laws described below in this paragraph. Shareholder nominations of persons for selection to the Board of Directors are not eligible for inclusion in the Company's proxy materials and may only be made in accordance with the procedure described hereafter.
Pursuant to the Company's Amended and Restated By-Laws, nominations of persons for selection to the Board of Directors and the proposal of business to be considered by shareholders may in each case be made at the 2000 annual meeting by any shareholder of record who gives written notice to the Company of such nominations or proposals not less than 60 days nor more than 90 days prior to the first anniversary of the 1999 annual meeting. In the event that the date of the 2000 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such nominations and proposals must be delivered to the Company no earlier than 90 days prior to the 2000 annual meeting and no later than the close of business on the later of (i) the 60th day prior to the 2000 annual meeting, or (ii) the 10th day following the day on which public announcement of the date of the 2000 annual meeting is first made. All such shareholder proposals and notices should be submitted to Scott Renwick, Secretary, Unitrin, Inc., One East Wacker Drive, Chicago, Illinois 60601.

                                   FORM 10-K

  Shareholders entitled to vote at the Annual Meeting may obtain for no charge a copy of the Company's Annual Report on Form 10-K, without exhibits, for the year ended December 31, 1998, upon written request to Scott Renwick, Secretary, Unitrin, Inc., One East Wacker Drive, Chicago, Illinois 60601.

                                         By Order of the Board of Directors


                                         Scott Renwick
                                         Secretary

March 29, 1999

7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7 7 7 7


One East Wacker Drive                                  PROXY
Chicago, Illinois 60601                           Annual Meeting of Shareholders

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned appoints Richard C. Vie and Eric J. Draut as Proxies, each with power of substitution, to vote all shares of Unitrin, Inc. common stock of the undersigned held as of March 15, 1999, at the Annual Meeting of Sharehold-ers of Unitrin, Inc., to be held at The University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois 60611, at 10:00 a.m. on
May 5, 1999, and at any adjournment thereof, upon the following matters. This card also constitutes voting instructions for all shares, if any, credited to the account of the undersigned in the Unitrin 401K Savings Plan.

(1) ELECTION OF DIRECTORS. Nominees for director are:
      1) James E. Annable           5) George A. Roberts
      2) Reuben L. Hedlund          6) Fayez S. Sarofim
      3) Jerrold V. Jerome          7) Henry E. Singleton
      4) William E. Johnston, Jr.   8) Richard C. Vie

(2) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign and date this card on the reverse side and return promptly in the envelope provided.
                                  SEE REVERSE
                                      SIDE
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------







7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7 7 7 7
Please mark your votes as in this example.
                                                                            0599
                                                  ----
 X
This Proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal (1).
           The Board of Directors recommends a vote FOR Proposal (1).
--------------------------------------------------------------------------------


1. Election of Directors                WITHHELD [ ]    FOR [ ]

For, except vote withheld from the following nominee(s):

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

--------------------------------------------------------------------------------

    Please check this box if you plan to attend the meeting. [ ]

Please sign exactly as your name(s) appears hereon. All joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign the full corporate name by an authorized officer. If a partnership, sign in partnership name by authorized person.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 SIGNATURE(S)DATE


Dear Shareholder:

Unitrin, Inc. encourages you to take advantage of a new and convenient way by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appears in the box above must be used to access the system.

To vote over the Internet:

    . Log on to the Internet and go to the Web site http://www.vote-by-net.com

To vote over the telephone:

    . On a touch-tone telephone, call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week

Your electronic vote authorizes the named Proxies in the same manner as if you marked, signed, dated and returned the proxy card.

 If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                  You vote is important. Thank you for voting.